Exhibit 99.1
FOR IMMEDIATE RELEASE
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March 1, 2000                                                             NASDAQ
                                                            National Market-KARE


           KOALA CORPORATION ANNOUNCES ACQUISITION OF SCS INTERACTIVE

      Designer of Innovative Water Play and Interactive Play Installations
                        Complements Modular Play Segments

DENVER, Colorado - Koala Corporation (Nasdaq National Market-KARE), a diversified provider of family friendly solutions for business including parental convenience and children's activity products, today announced the acquisition of Tillamook, Oregon based SCS Interactive Inc, an innovative producer of interactive play installations for several worldwide markets including family entertainment centers, water parks and amusement parks.

SCS reported income from operations of approximately $3.0 million on sales of approximately $18.8 million for their fiscal year ended September 30, 1999. Terms of the transaction call for SCS Interactive to receive $20.2 million in cash, $5.1 million in Koala common stock and additional consideration in the form of earn-outs. Koala financed the cash portion of the transaction through an increase in its bank line of credit to $40 million. SCS' operations will be included in Koala's modular play business segment

SCS, founded in 1987, helped to invent the interactive water play industry by combining slides, fountains and waterfalls with water cannons, interactive elements and attractive themes to create new ways for families to play together in water parks. Bolstered by the success of this innovation, SCS created a dry variation of their interactive designs in 1996, successfully marketing the "foam factory" to family attractions around the world.

Through years of innovation, SCS has amassed patents and trademarks on several of the most unique and attractive components used in water play structures today. The intellectual property rights to these systems are substantial assets that Koala will acquire through this transaction.

In addition to their successful products, SCS brings several talented executives to the Koala family. SCS' management team represents decades of experience in the play attractions industry. Their ability to construct and market attractive, innovative, new products for the family entertainment center, water park and amusement markets resonates with Koala's ongoing strategy of brand development around solutions for family friendly facilities.

"We are very excited to welcome SCS Interactive to the Koala family," said Mark Betker, CEO of Koala Corporation, "They are an established and respected force in the recreation and amusement industry. Their products continue to reinvent the way families play in the world's best known amusement parks, water parks and municipal pools. We are confident that they will be a positive creative contribution to the Company and that they will help us to secure our position as the world's leading provider of family friendly solutions."

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Founded in 1986,  Koala  Corporation  is an integrated  provider of products and solutions designed to help business become "family friendly" and allow children to play safely in public. The Company develops and markets a wide variety of infant and child protection and activities products, which are marketed under the Company's recognizable "Koala Bear Kare(R)" brand name. Koala's strategic objective is to address the growing commercial demand for safe, public play environments for children, as well as products and solutions that help businesses create family-friendly atmospheres for their patrons.

                  Statements made in this news release that are not historical facts may be forward looking statements. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Koala Corporation and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission Annual Report on Form 10-KSB.

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                                    CONTACTS:
                                Koala Corporation
                                  303.574.1000
                                www.koalabear.com


Mark A. Betker                                           Jeff Vigil
Chairman and CEO                                         Chief Financial Officer

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